FY 2014 Q3 Earnings Release Conference Call Transcript
March 20, 2014

This transcript is provided by NIKE, Inc. only for reference purposes. Information presented was current only as of the date of the conference call, and may have subsequently changed materially. NIKE, Inc. does not update or delete outdated information contained in this transcript, and disclaims any obligation to do so.

PRESENTATION

Operator:

Good afternoon, everyone. Welcome to NIKE's fiscal 2014 third quarter conference call. For those who need to reference today's press release you'll find it at http://investors.nikeinc.com. Leading today's call is Kelley Hall, Vice President, Treasury and Investor Relations. Before I turn the call over to Ms. Hall, let me remind you that participants on this call will make forward-looking statements based on current expectations and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC including forms 8-K, 10-K, and 10-Q.

Some forward-looking statements concern future orders that are not necessarily indicative of changes in total revenues for subsequent periods due to mix of futures and at-once orders, exchange rate fluctuations, order cancellations, discounts and returns which may vary significantly from quarter-to-quarter. In addition, it is important to remember a significant portion of NIKE, Inc.'s continuing operations including equipment, NIKE Golf, Converse, and Hurley are not included in these futures numbers.

Finally, participants may discuss non-GAAP financial measures, including references to wholesale equivalent sales. References to total wholesale equivalent sales are only intended to provide context as to the overall current market footprint of the brands owned by NIKE, Inc. and should not be relied upon as a financial measure of actual results. Participants may also make references to other non-public financial and statistical information and non-GAAP financial measures. Discussion of non-public financial and statistical information and presentations of comparable GAAP measures and quantitative reconciliations can be found at NIKE’s website, http://investors.nikeinc.com.

Now I would like to turn the call over to Kelley Hall, Vice President, Treasury and Investor Relations.

Kelley Hall, Vice President, Treasury and Investor Relations: Thank you operator.

Hello everyone and thank you for joining us today to discuss NIKE's fiscal 2014 third quarter results.

As the operator indicated, participants on today's call may discuss non-GAAP financial measures. You will find the appropriate reconciliations in our press release which was issued about an hour ago, and at our website: http://investors.nikeinc.com.

Joining us on today's call will be NIKE, Inc. President and CEO Mark Parker, followed by Trevor Edwards, President of the NIKE Brand, and finally you will hear from our Chief Financial Officer, Don Blair, who will give you an in depth review of our financial results.

Following their prepared remarks, we will take your questions. We would like to allow as many of you to ask questions as possible in our allotted time. So, we would appreciate you limiting your initial questions to two. In the event you have additional questions that are not covered by others, please feel free to re-queue and we will do our best to come back to you. Thanks for your cooperation on this.

I’ll now turn the call over to NIKE, Inc. President and CEO Mark Parker.

Mark Parker, President & Chief Executive Officer, NIKE, Inc.:

Thank you, Kelley, and hello, everybody.

Q3 was a strong quarter for NIKE. Even in the face of challenging macroeconomic conditions, we delivered robust growth, and we did so in a well-balanced way across our entire portfolio. By the numbers, here are the highlights:

NIKE, Inc. revenues grew 13% to $7 billion. Gross margins increased 30 basis points to 44.5%. SG&A rose 16%, reflecting strategic investments in our brands and our operations. And despite currency pressure, diluted EPS rose 4% to $0.76.

We delivered these results because of the breadth and depth of the NIKE, Inc. portfolio. For a company that does business in more than 190 countries, volatility is a fact of life. Although NIKE, Inc.'s global reach increases the complexity of our business, it also presents us with the opportunity to leverage strength in certain areas while we continue to invest in others.

Because our portfolio includes a diverse set of categories, geographies, products, brands and distribution channels, we are best positioned to manage through an ever-changing macro environment. Our deep connection with the consumers ensures we focus our innovation on products and services that consumers expect and also on those that they never thought possible. And our commitment to operational excellence in our supply chain, in our financial management and in our resource allocation ensures we remain laser focused on driving profitable, sustainable growth.

While we're not immune to the macroeconomic environment, we certainly have a management team that knows the terrain and can effectively drive growth in various conditions. And that is why I am so confident in NIKE's ability to create shareholder value.

While the NIKE portfolio is diverse, there is a common theme: it's powered by innovation. We don't innovate just for the sake of change. We do it with a clear purpose, and that's to help athletes reach their full potential. The breakthrough performance products we develop with insights from the world's best athletes become the must-have performance in sportswear products for consumers.

And global sports moments continue to present the perfect opportunity for us to showcase our innovation. When the world's greatest athletes compete on a global stage, we're inspired to create some of our most exciting and game-changing products, and we can connect our brands to consumers when the world is watching.

I want to highlight 3 examples from Q3:

First, for the Super Bowl in New York, we launched an array of innovative footwear and apparel for the NFL's biggest moment. In footwear, we debuted the Vapor Carbon Elite Cleat designed for speed and quick cuts. As part of our long-term commitment to take advantage of the most advanced manufacturing processes, we leveraged NIKE's state-of-the-art 3D printing capabilities to inspire this revolutionary new cleat, which we put on the field in record time for football's ultimate game. As we do with all of our innovations, we plan to expand the transformative benefits of 3D printing across multiple areas of our business.

In apparel, we launched the Silver Speed Collection of on-field, sideline, training and Sportswear products, including the Aeroloft Summit Jacket, which is constructed to be lightweight and breathable. Worn by players on the sidelines, the jacket made a great statement of brand innovation in a game that was seen by over 110 million viewers. And for the fans, we updated the NIKE NFL limited jersey, combining on-field innovation with premium style to give consumers an authentic way to express their love of the game.

Next, the Winter Olympics, which featured incredible displays of athleticism and accomplishment. NIKE was on the ice as both Canadian men's and women's hockey teams took gold wearing our lightweight game jersey. The jersey leveraged innovations from across our categories, including NIKE Flywire, a technology originally developed for basketball footwear. The Olympic hockey jersey provides another example of how we take innovations developed for one category and share them not only across categories but also across product types.

The U.S. Team medal stand apparel featured our Aeroloft 800 Summit Jacket. So it was a privilege to be there when U.S. athletes like snowboarder, Sage Kotsenburg, who won gold in slopestyle, celebrated their greatest achievements in front of a global audience. In the Olympic Village and at the many sport venues, NIKE athletes also wore our Tech Fleece, with its technical performance elements to provide lightweight warmth. Both Tech Fleece and the Aeroloft Summit Jacket quickly become go-to apparel items for consumers.

And then, of course, in the run-up to World Cup, you've seen us launch an impressive collection of cutting-edge Football products: the Hypervenom boot with the NIKESKIN mesh upper that provides an amazing level of ball feel; the Hi-Vis boot designed to help footballers see teammates quickly and make critical plays; 10 new national team kits, featuring NIKE Dri-FIT technology for better cooling and our lightest NIKE Pro base layer ever; and the Tiempo Legend V with NIKE Hypershield technology to give this leather boot incredible all-weather performance.

And just 2 weeks ago, Trevor and I were in Barcelona to introduce a new standard in performance football boots, the Magista. With a radical new silhouette, the boot is designed to enhance player fit, touch and traction for a game that has become faster and more intense. The Magista was a result of 4 years of work in our sports research lab, incorporating insights from the world's best football athletes, including Barcelona's Andres Iniesta and Paris Saint-Germain's Thiago Silva.

This is the first football boot to utilize NIKE Flyknit technology, something many thought impossible. We didn't set out to invent a Flyknit football boot, but we listened to our athletes and harnessed Flyknit's power to reimagine what football boots could be. We've used Flyknit to revolutionize running and basketball, and now we've done the same with football, which is exactly what you'd expect from NIKE. When it comes to innovation, we pride ourselves on being the pacesetter. We get out in front and we stay on the offense.

The World Cup is now just a few months away and you can expect even more excitement leading up to the opening match in São Paulo. Products we've launched so far take the game of football to a new level. And before the first whistle in Brazil, we will have more amazing products to come. Football is the biggest sport in the world, and NIKE is the leader in innovation for athletes. That's a combination that drives us to deliver bolder innovation for the World Cup than we've ever done before, so stay tuned.

So these are just a few of the innovations that represent who we are as a company, and they demonstrate our commitment to athletes and how we drive growth across our portfolio of businesses. And because we're NIKE, we just don't innovate for the present, we innovate for the future. The steps we're taking with digital, Flyknit and 3D printing technologies and with new materials and methods of manufacturing are driving us to improve performance and achieve new levels of sustainability. When I considered these steps, it's clear to me that NIKE has more capacity to innovate in more dramatic ways than ever before.

The opportunities are truly unlimited, but our resources are not. As a result, we are relentless editors. Because innovation isn't about just doing more, it's about doing things better. It's about staying sharply focused on the opportunities that have the highest potential for growth, and that's how we unlock our true potential. There is never an off-season for NIKE. We will continue to leverage the power of our portfolio and the power of innovation to connect with our consumers and create long-term shareholder value.

So thanks, everyone, and now here's Trevor to discuss the NIKE Brand.

Trevor Edwards, President, NIKE Brand:

Thank you, Mark.

The NIKE Brand delivered another strong quarter as our innovative products, compelling consumer connections and effective marketplace management continued to drive the growth. On a constant currency basis, NIKE Brand global revenue increased 14%, with growth across all geographies and key categories, including double-digit growth in our largest categories of Sportswear, Running and Basketball.

The NIKE Brand DTC grew 23%, driven by 10% comp store growth and an impressive 57% growth in online sales, as our digital investments and sharper merchandising increased traffic, conversion and average order on nike.com. And finally, global futures grew a robust 14%.

These strong results are driven, as always, by our relentless focus on the consumer. Consumers worldwide expect and demand cutting-edge products, engaging consumer experiences and powerful retail presentations. NIKE's ability to deliver on all 3 strengthens our position as the brand of choice with consumers and builds our business around the world.

To see these dynamics in action, let's first take a look at Running. Running is our heritage and our largest performance category. But as we like to say at NIKE, "There is no finish line." And that is certainly true of this -- of the Running business, which continued to deliver strong results, with revenue growing at a double-digit rate in Q3.

That growth is fueled by our steadfast focus on bringing innovation to the market. In Running footwear, we expanded our breakthrough Flyknit platform. The new Flyknit Air Max combines Flyknit with an improved Max Air to create lightweight, well-conditioned -- well-cushioned running shoe. Also resonating with consumers is the resilient ultralight Flyknit Lunar2, with its supportive Lunarlon cushioning.

And in Running apparel, which is also fueling growth in the category, we continue to gain share with our new Dri-FIT Knit products. The Running shirts with their softer, high-stretch knit are bestsellers in the market.

We also drive growth by targeting our resources against the biggest opportunities. A great example of this is Women's Running, an important pillar of our Women's amplified strategy. That strategy is working, and our Women's business grew faster than our Men's business, again, in Quarter 3.

A key element of this strategy is the NIKE Training Club. This concept within NIKE stores offers cross-merchandise collections from Women's Running, Training and Sportswear and a high level of service dedicated to helping our consumer achieve her goals. We continue to see strong consumer response to this retail concept and expect to have nearly 50 locations globally by the end of fiscal year '14. These retail successes, combined with strong wholesale partnerships like the NIKE Track Club at Finish Line, are growing the Running market, not just our share.

The other performance category I'd like to discuss is Basketball. Both the NIKE and Jordan brands continue to deliver the very best in Basketball, with innovative products and groundbreaking experiences.

Q3 was the 10th consecutive quarter of double-digit growth for our Basketball category. And as the game becomes increasingly global, this growth story is just getting started. Our continued success in Basketball is the result of creating the game's most cutting-edge products.

Our lightweight and breathable Hyper Elite uniforms provide NIKE college teams a new level of performance, just in time for March Madness.

In footwear, the power of our innovation engine is on full display with the LEBRON 11, the KD 6 and the KOBE 9 Elite, which, since its launch, has sold out at nearly every location as soon as it arrives.

And our new Hyper Elite fanatical socks have become a popular performance item, which speaks to the opportunity NIKE has in expanding the market by creating new segments.

These products come to life in retail experiences that express a deep love of the game, serving those who share that passion. All over the globe, NIKE is driving and growing the Basketball market from our own DTC stores to Foot Locker's House of Hoops.

Likewise, the Jordan Brand leads by combining innovation with a unique sense of style that speaks to the legacy of Michael Jordan. Quarter 3 included important Jordan milestones: the largest 1-day product launch in the brand's history with the release of the latest Air Jordan 11, and the debut of the exciting new retail concept. In partnership with Footaction, we opened the first-ever, Jordan-only store in New York City called Flight 23. Jordan athletes, Earl Thomas and Carmelo Anthony, visited the store at the opening and gave it rave reviews. Consumers agree, with initial results exceeding expectations.

The final category I want to touch on is Sportswear. We often talk about our three-pronged Amplify strategy of compete, train and express. Sportswear represents the express portion of that equation. It is a key element of the product assortment for our performance categories and offers consumers premium, sports-inspired products to express their love of the game. With new silhouettes, fabrics and styling, we have elevated the quality and technical innovation in traditional sportswear styles, resulting in the category delivering double-digit growth in Q3.

Let me now turn to a few of our geographies. First, the Emerging Markets. This diverse portfolio offers significant growth opportunity today and well into the future. For the quarter, revenue was up 19% and futures were up 24%.

So let's start with a quick update on Mexico. We continue to work with our third-party logistic provider to resolve the distribution challenges I discussed last quarter. While we still have work to do, we shipped to demand in Q3. Over the next couple of quarters, we will continue to refine our processes and work to clear any excess inventory.

Meanwhile, consumer demand for our product in Mexico remains strong, and we're working closely with our wholesale partners to properly manage the flow of product into the marketplace.

Now across the rest of the emerging markets, we saw 7 of our 9 territories reporting double-digit revenue growth. As Mark described, this summer, the entire world will see the full power of the brand with game-changing products, compelling retail presentations and inspiring campaigns as we lead up to the World Cup in Brazil. By amplifying the power of sport, we grow our business in the emerging markets and all around the world.

In North America, our category offense continues to drive growth across every category, with Q3 revenues up 12%. The NIKE Brand continues to be incredibly strong in North America as demonstrated by our 9% futures growth. And last month, the Super Bowl provided an incredible energy point for the brand. As Mark mentioned, we drove excitement in the marketplace with innovative products and elevated retail experiences, which included both DTC locations and our wholesale partners, such as the Fieldhouse at Dick's Sporting Goods and also the Yardline at Champs.

As I said before, NIKE is in the business of making big moments bigger, which is exactly what we did, and we couldn't be happier with the results.

In Greater China, revenue grew 7%. Our strategy to reset the marketplace for profitable, long-term growth is working, and we are creating more productive retail with focused product assortments that strengthen our position as the #1 performance sport brand. Our results for Q3 reflect progress against that strategy:

We work with our wholesale partners to better balance supply and demand, and we have made changes to the supply chain that are improving inventory levels in the marketplace.

In DTC, where we've tested and deployed new merchandising concepts, results remain strong: revenue up 27% with comp growth of 11% and expanding margins.

And our wholesale partners are seeing positive results in their re-profiled doors, which continue to outpace the rest of the fleet.

We still have work to do in China -- in our China reset, but we feel great about our progress. These efforts are improving our business today, and importantly, they set a strong foundation for our long-term profitable growth in China. And we continue to see tremendous growth opportunity in this key geography.

Lastly, let me turn to the Western Europe, where revenue accelerated to 19% and futures were up 30%, with reported EBIT up 54%. Growth was broad-based from both a category and a territory perspective.

Revenues in the U.K. and AGS, which is comprised of Austria, Germany and Switzerland, were up double digits for the second quarter in a row. From a category perspective, we saw double-digit growth across our largest performance categories: Running, Football, Basketball and Women's Training. Notably, Sportswear also grew double digits, which amplifies our performance positioning.

Our DTC operations, which continued to strengthen NIKE's brand positioning and drive growth, were up 29%, driven by 14% comp store growth and a strong growth online.

And lastly, EBIT results were also driven by expanding gross margins, reflecting a clean marketplace and a strong sell-through of new styles.

The success in Western Europe is no surprise. By restructuring our business 2 years ago, we now work closer with our wholesale partners to better segment and differentiate the market. Our work to transform the marketplace with our own DTC locations and key retail partners, such as JD Sports and Foot Locker, has improved the experience for our consumers. All told, we've strengthened our brand and expanded the potential of our business, and we're just getting started.

Looking forward, I am confident in what NIKE Brand is bringing to consumers and the connections we're making with them. I like where we are and, better yet, I like where we're headed.

Thanks, Don.

Don Blair, VP & Chief Financial Officer:

Thank you, Trevor.

As Mark and Trevor both discussed, our Q3 and year-to-date growth was strong and well balanced, driven by expansion across nearly every dimension of our global portfolio. These results were particularly noteworthy, given the stiff currency headwinds we faced and our significant investments in future growth.

It's the strength and diversity of our portfolio, expanding multiple brands, categories, geographies, products and channels, which enables us to consistently deliver growth and manage risk. As always, our growth is to deliver profitable growth in the near term while continuing to make the investments that will sustain that growth into the future. Striking this balance puts us in the best position to continue to create shareholder value over the long term, despite the volatility that's an inherent aspect of a global business.

With that introduction, I'll now recap our Q3 results.

Third quarter reported revenue for NIKE, Inc. increased 13%. On a currency-neutral basis, both NIKE, Inc. and NIKE Brand revenues increased 14%. This was above our expectations as strong demand, particularly in North America, pulled some Q4 futures orders into Q3. Converse revenues increased 16% on a constant currency basis.

Also on a currency-neutral basis, NIKE Brand futures orders increased 14%, driven by a 9% increase in units and a 5% increase in average selling price. The increase was led by extraordinary growth in the emerging markets and Western Europe, as well as double-digit growth in the Football, Basketball and Women's Training categories. On a reported basis, futures grew 12%, reflecting weaker developing market currencies.

Third quarter diluted EPS increased 4% to $0.76, driven by revenue growth and gross margin expansion, partially offset by higher year-over-year SG&A investments and headwinds from weaker developing market currencies. We estimate changes in currency exchange rates reduced our EPS growth by 6 percentage points for the third quarter and 9 percentage points year-to-date.

We expect FX headwinds will continue to reduce our EPS growth rate for Q4 and into fiscal 2015. Gross margin for the third quarter increased 30 basis points, driven by higher average prices and continued strength of our DTC business, partially offset by product cost inflation and FX headwinds.

Third quarter SG&A spending rose 16%, reflecting 18% growth in demand creation, driven by support for the launch of new products, the ramp-up to the World Cup and investments to upgrade the presentation of our products in wholesale accounts. The level of spending was slightly lower than we projected last quarter, as we shifted some investments for World Cup initiatives to Q4. Operating overhead grew 15%, reflecting investments in infrastructure, supply chain capabilities, DTC and digital. As Trevor mentioned, we're seeing significant acceleration in nike.com growth as a result of the investments we've made earlier. And we plan to continue to fund these initiatives to realize our significant global potential in digital commerce.

Other expense net was $45 million for the quarter, driven largely by FX conversion losses in developing markets, most notably, Argentina.

The third quarter effective tax rate was 22.4%, a 40-basis-point improvement versus the prior year, primarily due to an increase in earnings from our operations outside of the U.S., which are generally subject to a lower tax rate. This was partially offset by the comparison to a prior-year benefit from the retroactive reinstatement of the U.S. R&D credit.

Our Balance Sheet continues to be in great shape, and our cash conversion cycle continues to improve. As of the end of Q3, accounts receivable grew just 4% versus last year, well below the rate of revenue growth. Inventories were up 12%, in line with the growth in futures. As a result, our trailing 4-quarter return on invested capital was 24.2%, 120 basis points above last year and well within our mid-20s target range.

Now let's take a look at our Q3 performance by segment.

In North America, revenue increased 12% on both a reported and constant-currency basis, driven by double-digit growth across nearly all key categories led by Basketball, Sportswear, Men's and Women's Training and Global Football.

DTC revenue grew 19% in the quarter, driven by 8% comp sales growth in stores and significantly higher sales for nike.com.

On a reported basis, Q3 EBIT for North America grew 11% due to strong revenue growth and gross margin expansion, partially offset by higher demand creation spending to support new product launches.

In Western Europe, revenue grew 19% on a currency-neutral basis, reflecting strength across our portfolio of businesses. Revenue grew double digits for every key category, except Action Sports; and every territory, except Italy.

On a reported basis, Q3 revenue increased 22% and EBIT increased 54%, driven by revenue growth, significant gross margin expansion and SG&A leverage.

Revenue for Central and Eastern Europe grew 22% on a currency-neutral basis, as every territory, except Israel, reported higher revenues. In Russia, Turkey, Poland and Greece, revenues grew at a double-digit pace. Revenue was also higher in every key category.

On a reported basis, revenue grew 17%, while EBIT increased 23%, as revenue growth and gross margin expansion more than offset higher demand creation spending related to the Winter

Olympics.

In Greater China, we continue to see encouraging signs as our market reset actions take hold. In Q3, currency-neutral revenue grew 7%, led by expansion in Sportswear, Basketball and Running. On a reported, Greater China revenue grew 9% and EBIT increased 7%, as revenue growth and gross margin expansion were partially offset by higher SG&A spending, reflecting investments in our new China headquarters facility and DTC operations.

One of our key objectives in resetting the China market is to increase the productivity and profitability of our retail spaces. As Trevor mentioned, comp sales for our DTC stores grew 11% in Q3 and, equally important, margins expanded significantly. Comp store sales for partner-operated NIKE stores that we've reset with more focused assortments also continued to grow at a double-digit pace, well above the fleet average.

We're very encouraged by the Q3 results in China. That said, not all of our financial metrics in China will improve in a linear fashion, as we optimize the flow of product into the market. As a result of planned changes in our seasonal product flow, futures are down 3% on a currency-neutral basis, and we anticipate Q4 revenue will be flat to slightly down.

Our business in Japan continued to generate positive momentum, with 10% currency-neutral revenue growth, driven by higher revenues in nearly every key category.

On a reported basis, Japan revenue declined 9% and EBIT fell 13%, reflecting the impact of the weaker yen, as well as increased SG&A spending behind the launch of nike.com in Japan.

In our Emerging Markets geography, currency-neutral revenues grew 19%, reflecting broad-based growth across virtually every business unit. Revenues for nearly every category increased double digits, led by Running, Football and Sportswear. And almost every territory in the geography also reported double-digit revenue growth, led by Brazil, Mexico and our Soco territory, which includes Argentina, Uruguay and Chile.

On a reported basis, revenue in the Emerging Markets grew 8% and EBIT increased 6%, reflecting the significant adverse impact of currency devaluations, as well as higher SG&A spending on infrastructure and DTC.

For the Converse brand, Q3 revenue grew 16% on both a reported and currency-neutral basis, driven by continued strength in direct distribution markets, particularly the United States, China and the U.K. The Chuck Taylor franchise continues to deliver sustained, profitable growth, and we're making progress extending the Converse brand in footwear and apparel. We're also developing the marketplace for the Converse brand by enhancing presentation in wholesale accounts, expanding DTC and transitioning new countries to direct distribution. So far this year, we've converted Scandinavia and Taiwan to direct distribution, and we're preparing for additional conversions in FY '15, laying the foundation for continued strong growth.

On a reported basis, EBIT increased 10% as higher revenue and gross margins were partially offset by increased SG&A investments in demand creation, infrastructure and DTC.

The NIKE, Inc. portfolio has delivered strong performance year-to-date, and we expect to see continued momentum in our business as we finish the fiscal year. However, as I mentioned earlier, FX headwinds have been a significant drag on EPS growth so far this year, and we expect to face ongoing pressure in Q4 and into next year. Our guidance for Q4 and FY '15 incorporates the expected impact of these headwinds.

We now expect Q4 revenue to grow at a high single-digit rate. This is below the rate of futures growth, largely due to the timing of shipments at the beginning and end of Q4, as well as lower levels of at-once and closeout sales. For the full year, we now expect revenue growth at the top end of our high single-digit target range.

We now expect gross margin for Q4 to expand by 50 to 75 basis points, somewhat better than our prior expectations due to a shift in mix to higher-margin products and geographies, as well as ongoing strength in our higher-margin DTC business. For the full year, we expect gross margin expansion of about 90 basis points.

For Q4, we now expect SG&A to grow at a high-teens rate. As I stated previously, we rephased a portion of our demand creation from Q3 to Q4, strengthening our World Cup marketing initiatives. Given that shift and a relatively lower level of spend in the fourth quarter of FY '13, we expect Q4 demand creation growth of over 30%. We expect Q4 operating overhead to grow at a low double-digit rate, reflecting ongoing investments in strategic initiatives, such as digital and DTC. For the full year, we continue to expect SG&A to grow at a low-teens rate.

For FY '14, we now expect the effective tax rate will be around 24%.

We haven't yet completed our planning for FY '15 but can provide some initial thoughts. We expect to see continued strong momentum in our business and anticipate currency-neutral revenue growth for FY '15 at or slightly above our high single-digit target range. That said, this year's devaluation of developing market currencies will be a significant drag on next year's reported revenue, gross margin and profit growth. In addition, we remain committed to investing in the strategies that are driving our growth. As a result, we expect FY '15 EPS growth will be somewhat below our mid-teens target range.

As Mark said at the top of the call, we feel great about the strong results we've delivered through the first 3 quarters of this fiscal year. As we look ahead to Q4 and FY '15, we'll continue to make strategic investments to drive sustainable, long-term growth while capitalizing on those investments we've already made to deliver consistent profitability and cash returns to our shareholders.

We're now ready to take your questions.

QUESTION AND ANSWER SECTION

Operator: (Operator Instructions). Our first question comes from the line of Kate McShane, Citigroup Inc.

<Q – Kate McShane >: My first question is on China. One of your biggest distributors had reported that they're regaining a reasonable profit margin by lowering the cost of purchases and there's new consideration for their performance on new metrics. And I wondered if you could help me understand how this may impact NIKE's profit margins in China, if at all.

<A – Don Blair>: Well, first of all, we've seen, as I said earlier, some improving performance in our retail stores and also, our wholesale partners are doing better. And I think when we get more productive and profitable in those retail spaces, that raises profitability for everybody. So our objective here is to make sure that the marketplace is as compelling for the consumers as possible and that we are generating productivity and profitability at the retail space. And we're confident that when we do that, both we and our retailers will be making more money.

<Q – Kate McShane >: And then my second question is on Basketball. If you could walk us through how you're thinking about managing the launch product as the Basketball category grows globally and why you think there seems to be more of an acceptance of basketball in Europe now versus other periods of time.

<A – Trevor Edwards>: Yes. It's a great question. Basketball clearly is continuing to become much more of a global sport. I think the fact that more people have a chance to see this sport all around the world, obviously, they watch the NBA with the great players that we have from Kobe, LeBron, KD, I think people have the chance to really experience how those players are just keeping the excitement in the marketplace. In terms of how we continue to manage the launch, we manage everything pretty much from a global perspective. We will sometimes put in very specific products in some local markets like in China, which we will launch some specials in China. But across the board, we tend to run the -- our offense globally. In terms of in the future, we continue to feel that the consumers are becoming increasingly excited about the sport, and we look at Basketball as a -- just a tremendous growth opportunity. And all the work that we're doing with Foot Locker at the House of Hoops, the work that we're doing in our DTC stores, are really helping to solidify the marketplace.

<A – Mark Parker>: I would also add that the technology and the style that we're bringing to Basketball, both in NIKE and Jordan, are really resonating with consumers around the world. So we're just seeing an uptick in popularity of the category for all the reasons that Trevor had mentioned, but also I think from a design and innovation standpoint.

Operator: (Operator Instructions).Omar Saad, ISI Group

<Q – Omar Saad>: I'd love to hear an update on 2 of the topics you guys talked about at the Investor Day last year: price and premiumization. On price, how are using kind of price strategically relative to the cost inflation? I remember you talked about some new systems and processes to think about how to optimize pricing. And then on the premiumization question, could you elaborate or, if you're willing to, give some numbers around how the mix is shifting to more premium products? It seems the consumer is increasingly willing to pay more for better products. And then what does that mean for your lower-end offerings?

<A – Trevor Edwards>: Yes, on the pricing strategy, I think we talked about this once before where we continue to say that our pricing strategy really centers on ensuring that we have the right price value relationship with the consumer. One of the things that our focus on innovation really does is it gives us great credence, as we bring more products into the marketplace and have new innovations. You also have the strength of our brand, which allows us to command a premium price. And so we continue to drive the business from that perspective. The third zone that we continue to do is we continue to really look at pricing within the context of a particular marketplace and make sure that we're managing based on the market dynamics. What we are premium lines, and they're being very excited about them. So certainly, what we're seeing in the Sportswear Tech Pack, in our Sportswear lines, what we're seeing in our performance lines is the same thing. So we've really seen limited resistance to us continuing to bring premium into the seeing is an increasing move towards premium products. A lot of our consumers are seeing our marketplace. But it's really based on giving that consumer a clear value.

<A – Mark Parker>: I think there's also an opportunity to actually take that premium product and that position, and that style, and that innovation down in the product line as well, to create what we like to call our complete offense. So we are setting the tone, I think, at the top. We're not seeing any resistance at all from consumers. I think the product is really resonating, and I think we can continue to do a better job of actually leveraging some of that style and innovation down throughout the whole product line.

Operator: (Operator Instructions). Robert Drbul, Nomura Securities

<Q – Bob Drbul>: Just the first question that I have is for Don. On the foreign exchange losses, how should we model that sort of in Q4 and in FY '15, knowing what you know today from your hedge position?

<A – Don Blair>: Well, first of all, one thing to bear in mind is there's 3 things that drive the FX impact on the company. One of them is gross margin. As you know, we sell product in many currencies around the world. We buy product in a variety of currencies now, probably about 2/3 U.S. dollar, about 1/3 other currencies, at this point. But that's one area of FX exposure. And we did have headwinds in Q3. We actually think the headwinds in Q4 are a little stronger. But at this stage, we've been doing a really good job, I think, of putting, as Trevor said earlier, premium products in the marketplace, taking price on a surgical basis. So we think we can continue to expand margin, but the headwinds are actually getting a little stronger in Q4. The second impact is on translation of profitability. And at this stage, we are, even if we stay where we are today on exchange rates, we're going to have a built-in devaluation versus where we were for the fourth quarter last year. So there'll be ongoing pressure for translation, and that will continue until we anniversary the major devaluations. So for most of FY '15, we'll see that headwind as well. And then the third piece has to do with translation of balance sheet items in various countries around the world. And certainly, the Argentine peso and the ruble were fairly significant drags from that this year. I think that as long as the currencies stay roughly where they are, that one should over time ease off. But at this stage, it's hard to tell. But I guess what I would step back from the whole question of currency and go back to one of Mark's comments, which is when you operate in 190 countries, the sort of volatility is something that goes with the territory. We have a large number of levers in our business to manage that helps us offset the pieces of the equation we can't manage. And I think our track record of delivering consistent growth, even in periods of time where we've got macroeconomic headwinds, tells you that we can continue to do that.

<Q – Bob Drbul>: And then my second question is on the Basketball category, how many teams does NIKE have this year in March Madness versus last year? And who do you guys project to be the winner?

<A – Trevor Edwards>: Oh, well, I'll take the last part of that question first. Your guess is as good as mine. No, no, I'd say that in -- respectfully. But I think we have around 40 -- 49 teams out of the 68 teams. And so we're obviously -- that continues to shift as the tournament goes on. But clearly, the great thing about March Madness and those moments is that they provide an incredible platform to create excitement in the marketplace and drive demand. And so, to the earlier question, actually, those are some of the things that I think that continue to create excitement and allow us to continue to leverage our opportunity. And we're seeing those things continue to go global. So yes, we'll -- I hate to try and bet on exactly who wins. But as I always say, the more hope, the more business. So we'll take it from that perspective.

<A – Don Blair>: And I think Warren Buffet's $1 billion are probably safe. I don't know if anybody's going to get the brackets exactly right.

Operator: Robert Ohmes, Bank of America Merrill Lynch

<Q – Robert Ohmes >: I think a question, maybe this is for Trevor. I was hoping you could maybe talk about NIKE's youth business. You call out Women's on the call but maybe how the youth business is doing, particularly in apparel relative to Women's and maybe Men's and maybe particularly in North America. And then my second smaller question was, I apologize if I missed it, but I know that you mentioned Russia did well. But is there any change to the outlook for Russia? And maybe, Don, remind us percent of sales Russia is for NIKE.

<A – Trevor Edwards>: Yes. First on -- just on young athletes, our young athletes business actually is doing incredibly well. We're just seeing an increase of consumers and certainly, working with our retail partners, have just clear access to young athletes products. Part of that strategy also comes very much in line with what we're seeing around our Basketball category and our performance categories, where the consumers are sort of buying similar products. So we're seeing an incredible growth really coming from the same sort of statement items that we've created in the adult category. So our ability to leverage those great, great items makes a difference. Also, in the United States, we're also working specifically around -- with the Kids Foot Locker, around the NIKE Fly Zone, where we're able to bring new concepts into the marketplace that give the consumers more access. And then the third zone would be our dot-com business. We're seeing a continued growth of consumers coming to dot-com and looking for young athlete products. So all in all, it's been a very strong quarter. But going forward, we're very bullish about the young athletes business because it just continues to grow, not only in North America, but really around the world.

<A – Don Blair>: And with respect to Russia, Robbie, I mean, right now, we have not yet seen any impact to our business. Obviously, we're hoping that, that solution -- that a resolution comes to that situation peacefully. And right now, we're focused on the things we can control, which is making sure we connect with our consumers and make sure we provide them with innovative products. I think in terms of that business for us, it's less than 25% of our CEE business. So at this stage, we think that whatever happens there, we'll obviously be able to manage it across our portfolio.

Operator: Lindsey Drucker-Mann, Goldman Sachs

<Q – Lindsey Drucker Mann>: I just had a couple of quick ones. Number one -- just to clarify on your guidance, number one, can you tell us whether your operating margin -- your gross margin contemplates -- sorry, your earnings guidance contemplates gross margin expansion? And Don, thanks for the clarification on EPS impact from currency. How much of that is embedded into the FY '15 preliminary view?

<A – Don Blair>:
I'm sorry. So the first question was -- I'm sorry, can you repeat the question, I...?

<Q – Lindsey Drucker Mann>: Did your guidance for next year contemplate gross margin improvement? And how much is -- what is the EPS drag for FX?
<A – Don Blair>:
Okay. So with respect to broad outline, we're really at this stage -- at the preliminary stages. We would expect to see, over time, expansion of gross margin. How much of it obviously depends upon a lot of variables, many of which are not settled yet, including FX. So at this stage, I'm not ready to tell you a number of points that I think FX would be. What I can tell you is that when we look at the devaluation we saw in FY '14 and the fact that you have to anniversary that in FY '15, it will be a drag. The question of how much is going to depend upon where the numbers actually fall out by geography, by territory and where the currency exchange rates go.

<Q – Lindsey Drucker Mann>: Okay. Then maybe just as a follow-up on the gross margin side, is there anything specific on your supply chain initiatives, manufacturing revolution that you can call out as a meaningful driver to your P&L for next year?

<A – Don Blair>:
Yes, I wouldn't want to get into that level of granularity just yet. What I would say is just to go back to the conversations we had at the Analyst Day and what we've talked about on our last few calls. We do believe that this is -- manufacturing revolution is going to be both impactful from a consumer standpoint in terms of the products and innovations we deliver to the market and how responsive we are, as well as the cost. At this point, I'm not ready to talk about an impact for FY '15.

Operator: Jim Duffy, Stifel Nicolaus

<Q – Jim Duffy>: Clearly it's a terrific -- great execution across the global business. I'm sure it's frustrating to not see the full impact of that flow-through to reported earnings. A couple of questions. The currency volatility and recent devaluation of some of these currencies, how does that change strategy for capital allocation at all?

<A – Don Blair>: Well, I think it depends on your outlook for where you think the economy is going. I mean, certainly, as we talked about earlier, we manage these individual businesses. We're looking at the consumer value equation, so we're focused on the inflation in a particular market. We obviously are looking at our deployments of demand creation and so on. But in general terms, if we believe that the market over the long haul is going to be healthy, and most of these markets we believe will and we're going to see expansion of the middle class, we're going to be continuing to build our business and connect with consumers and deliver innovative product. Certainly, from a financial management standpoint, we're going to try to minimize the amount of cash we leave in those markets. We're going to minimize the level of receivables and so on. So financial management absolutely is driven by where we see the currency is going. From a business standpoint, sometimes these difficult times in emerging markets are opportunities for us to gain ground. I mean, the last time Argentina went through a financial issue, a number of years ago, we actually remained committed to that market. We built our business and we took a lot of market share.

<Q – Jim Duffy>: Great. Makes sense. Second question, there's been a lot of discussion in the investment community around how World Cup orders benefit the futures. Clearly, you've sponsored some of the important European and Latin American teams. Is it possible to put some shape around the impact of World Cup orders to the futures? How much of the growth that we're seeing today is from sponsorships, things like the kits, et cetera?

<A – Don Blair>: Well, there certainly is an impact. But what I would direct you to is the conversation we had about where the growth and revenue is coming from, as well as the growth in futures. We're seeing growth across categories around the world. So Running's up, Women's Training is up. We're seeing great results, as Trevor said earlier, from Basketball. So certainly, Global Football is a major driver here as it always is for this sort of event. But we're seeing growth very broadly across categories.

<A – Trevor Edwards>: Yes. And I would just say that we feel obviously great about our Football business and the potential as we head into the World Cup. Futures are up double digits. Revenue is up double digits. We're launching a great array of products into the marketplace, so we're super excited about the opportunity that the World Cup represents, but not only in markets like Brazil or just the emerging markets, but really all around the world. It's a tremendous platform for us to continue to grow the business.

<A – Kelley Hall>: Operator, we have time for one more question.

Operator: Dave Weiner, Deutsche Bank

<Q – Dave Weiner>: It's Dave Weiner from Deutsche Bank. So I wanted to ask a question about China, if I could, and specifically, kind of a 2-parter. So one, it looks from what we can tell that the kind of macro environment for apparel and -- athletic apparel and footwear specifically is improving. So I was wondering if you could talk a little bit about what you're seeing in the overall marketplace. And then secondly, I think you made a comment that your own stores that have been reset saw a significant margin improvement. Could you just drill down a little bit on that? Is that based on gross margin and kind of the mix of product that you're selling, maybe the premiumization thesis or something else?

<A – Trevor Edwards>: Yes. On China, I think the part that we clearly can see is that the reset strategy that we put in place is working, and we're obviously very encouraged by the results that we're seeing in the marketplace. As I think Don sort of pointed to, we're very focused on driving both profitability and productivity at retail. What we've been able to do in our own stores is to continue to drive a premium position in the marketplace that is based on performance and then amplified to our Sportswear lines. And that combination is driving a better mix in the stores and it's leading to a much more profitable business. We're also -- across the marketplace, we're narrowing the amount of categories that we focus on, which is allowing us to go deeper to make sure that we have the right size curves in the marketplace. So the team is working very specifically down to the granular details to really help us build a better foundation for long-term growth in the marketplace by making sure that we're driving against the right operational metrics but also delivering against the consumers, specifically around what the consumer wants in China.

<A – Mark Parker>: Yes, it's really a case of focusing on the fundamentals, executing the merchandising, the product flow, the assortment planning and then the storytelling at retail. Some of the retail executions in those reset doors that we have in China, I would say, are some of the best we have in the world. And then the response from the consumer is obviously quite positive. The Chinese consumer, I'll just say as a general point, is more and more sophisticated and discriminating in terms of their choice in product. And price is not a limiting factor in the end, if the product and the brand are really resonating. And we're definitely seeing that in China as we are in other parts of the world.

<Q – Dave Weiner>: Do you have time for me to squeeze maybe one more in? A quick one?

<A – Kelley Hall>: Sure.

<Q – Dave Weiner>: So someone asked earlier about kind of the payback schedule for some of your initiatives, 3D printing, Flyknit and kind of your other supply chain and manufacturing efficiencies, and I understand you don't want to talk about next year. But can you at least comment if, from the investment side, if you've -- already kind of well on your way to kind of starting to apply the -- some of these initiatives broadly so that, at least from an investment point of view, you've already started that to some degree?

<A – Mark Parker>: Yes. I'll jump in and say that the -- there's 2 factors that are really driving a lot of our priorities in this manufacturing revolution space. One is to create the capability to create new innovation and product that the consumers can experience. Flyknit is a great example of a process -- and 3D printing, as you mentioned, processes that allow us to do things that conventional shoemaking or a product manufacturing process won't allow us to do. So there's breakthroughs in performance innovation that come. We're also very discriminating when it comes to making sure that we're focused on things that can really affect the bottom line, the product cost. So we are prioritizing our investments. And this is a great example of we have lots of opportunities and we need to make choices, but we're making choices against things that can help us innovate the product, as well as actually reduce our product cost and our speed to market. So we actually have a very strong and deep view over the next 3- to 5-year period and that's expanding on the impact that these investments are making. And again, we're prioritizing where we think we can have the greatest impact. It's one of the areas, frankly, as an innovation geek, I'm most excited about.

<A – Don Blair>: Yes. From an investment standpoint, I just wanted to make the point that I think to the conversation that we just had from Mark, there's a lot more opportunity and we're not even close to the end of this. And what I'd also point out is that a lot of this investment will be made in partnership with our factory group. So you won't see all of this investment on our books. In fact, in many cases, the factory partners are going to make most of this investment. We're really the drivers of the innovation, the catalyst for this. So we're -- we've got a long list of opportunities ahead of us.

<A – Kelley Hall>: Well, thank you, everyone, for joining us this quarter, and we will talk to you next time. Bye.